Exhibit 10.1

METROPCS COMMUNICATIONS, INC.

SEVERANCE PAY PLAN

AND

SUMMARY PLAN DESCRIPTION

Effective May 4, 2010

METROPCS COMMUNICATIONS, INC.

SEVERANCE PAY PLAN

AND

SUMMARY PLAN DESCRIPTION

This plan document describes the severance benefits provided under the MetroPCS Communications, Inc. Severance Pay Plan (the “Plan”). This Plan document also serves as a summary plan description.

ARTICLE I

DEFINITIONS

1.1 “1995 Plan” means the Second Amended and Restated 1995 Stock Option Plan of MetroPCS, Inc., as amended.

1.2 “2004 Plan” means the Amended and Restated MetroPCS Communications, Inc. 2004 Equity Incentive Compensation Plan, as amended.

1.3 “2010 Plan” means the MetroPCS Communications, Inc. 2010 Equity Incentive Compensation Plan, as amended.

1.4 “Annual Base Salary” means the amount Eligible Employee was entitled to receive as salary on an annualized basis immediately prior to Eligible Employee’s Termination of Employment, including any amounts deferred pursuant to any deferred compensation program or contributions to the Company’s 401(k) Retirement Savings Plan, but excluding all annual cash performance awards (or equivalent award for annual performance), bonuses, overtime, long-term equity incentive awards, welfare benefit premium reimbursements and incentive compensation, payable by the Company as consideration for the Eligible Employee’s services.

1.5 “Annual Bonus” means the target payment amount under the Company’s annual cash incentive award program (or equivalent award for annual performance) that was communicated to the Eligible Employee by the Board for the year in which the Eligible Employee incurs a Termination of Employment.

1.6 “Annual Compensation” means the Eligible Employee’s aggregate Annual Base Salary and Pro-Rata Annual Bonus.

1.7 “Board” means the Board of Directors of the Company.

1.8 “Cause” shall have the same meaning as such term in any effective individual employment agreement that the Eligible Employee has entered into with the Company; provided, however, that in the event that the Eligible Employee does not have such an employment agreement or such an employment agreement does not define the term “Cause,” then “Cause” shall mean the Eligible Employee’s (a) engagement in any act of gross negligence, recklessness, or willful misconduct on a matter that is not inconsequential, as reasonably determined by the Plan Administrator in good faith or material violation of any duty of loyalty to the Company or its affiliates, (b) conviction by, or a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for (i) any felony, or (ii) any crime of moral turpitude, or (c) commission of an act of fraud, embezzlement or dishonesty. For purposes hereof, no act or failure to act, on the Eligible Employee’s part, shall be deemed “Cause” if the Plan Administrator, in its sole discretion, believes such acts or omissions were in the best interests of the Company.

1.9 “Code” means the Internal Revenue Code of 1986, as amended.

1.10 “Company” means MetroPCS Communications, Inc. or any successor of MetroPCS Communications, Inc.

1.11 “Disability” an inability to perform the Eligible Employee’s material services for the Company for a period of 90 consecutive days or a total of 180 days, during any 365-day period, in either case as a result of incapacity due to mental or physical illness, which is determined to be total and permanent. A determination of Disability shall be made by a physician reasonably satisfactory to both the Eligible Employee (or his guardian) and the Company, provided that the Eligible Employee (or his guardian) and the Company do not agree on a physician, the Eligible Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be final, binding and conclusive with respect to all parties. Notwithstanding the above, eligibility for disability benefits under any policy for long-term disability benefits provided to the Eligible Employee by the Company shall conclusively establish the Eligible Employee’s Disability.

1.12 “Effective Date” means May 4, 2010.

1.13 “Eligible Employee” shall mean all Employees of the Company that are deemed by the Plan Administrator to be a Tier 1 Employee, a Tier 2 Employee, or a Tier 3 Employee; the Plan Administrator shall retain the sole discretion to determine an Employee’s eligibility for this Plan at all times.

1.14 “Employee” means any individual who is employed by the Company or its parents, subsidiaries and affiliated entities.

1.15 “Equity Plans” means the 1995 Plan, the 2004 Plan, the 2010 Plan or any other equity incentive compensation plan adopted by the Company after the Effective Date of the Plan.

1.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.17 “Good Reason” means, without the express written consent of the Eligible Employee, the occurrence of any of the following:

(a) the material reduction or diminution in the Eligible Employee’s authority, duties or responsibilities with the Company (or any affiliate of Company or any successor thereof), including, but not limited to, the continuous assignment of Eligible Employee of any duties materially inconsistent with Eligible Employee’s position with the Company (or any affiliate of Company or any successor thereof), or a material negative change in the nature or status of Eligible Employee’s responsibilities or the conditions of Eligible Employee’s employment with the Company (or any affiliate of Company or any successor thereof) from those in effect immediately prior to the Eligible Employee’s Termination of Employment;

(b) a material reduction in Eligible Employee’s annualized cash and benefits compensation opportunity, which shall include Eligible Employee’s base compensation, Eligible Employee’s annual target bonus opportunity and Eligible Employee’s aggregate employee benefits, as in effect immediately prior to a Termination of Employment; or

(c) the relocation of the Eligible Employee to an office or location which would increase his daily commute distance by more than 50 miles (one-way) from the location at which the Eligible Employee normally performed Eligible Employee’s services immediately prior to the Termination of Employment, except for travel reasonably required in the performance of the Eligible Employee’s responsibilities or the Eligible Employee being required to travel away from the his office in the course of discharging the his responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of the Eligible Employee prior to the Termination of Employment.

Notwithstanding the foregoing, in the case of the Eligible Employee’s allegation that his Termination of Employment was due to a Good Reason termination: (i) Eligible Employee shall provide notice to the Company of the event alleged to constitute a Good Reason termination within 90 days of the occurrence of such event, and (ii) the Company shall be given the opportunity to remedy the alleged Good Reason termination event within 10 calendar days from receipt of notice of such allegation.

1.18 “Nonqualified Deferred Compensation Rules” shall mean the limitations and requirements set forth in Section 409A of the Code, the regulations promulgated thereunder, and any additional guidance issued by the Internal Revenue Service related thereto.

1.19 “Normal Retirement” means a Termination of Employment when the total number of years of cumulative service of such Eligible Employee with the Company and its affiliates and number of years of age of such Eligible Employee equals 55, but in no event shall an Eligible Employee be considered eligible for Normal Retirement if he or she has less than 10 years of service.

1.20 “Plan” means the MetroPCS Communications, Inc. Severance Pay Plan.

1.21 “Plan Administrator” means the Compensation Committee of the Board if such Committee is in existence, has at least two members and all members of such Committee are “outside directors” as defined under Section 162(m) of the Code, or the Board if the Compensation Committee of the Board does not exist, does not have at least two members and all member of the such Committee are not “outside directors” as defined by Section 162(m) of the Code, or the individual or individuals designated by the Board or such Committee to administer the Plan.

1.22 “Pro-Rata Annual Bonus” means the Eligible Employee’s Annual Bonus, pro-rated for the number of days the Eligible Employee was employed by the Company or an affiliate of the Company during the calendar year in which the Eligible Employee’s Termination of Employment occurred.

1.23 “Qualifying Termination Event” means a Termination of Employment: (a) by the Company without Cause, or (b) by the Eligible Employee for Good Reason. A Termination of Employment due to an Eligible Employee’s death, Disability, or Normal Retirement shall not be deemed to be a Qualifying Termination Event.

1.24 “Severance Period” means for:

(a) Tier 3 Employees, 9 months following the date of the Eligible Employee’s Qualifying Termination event;

(b) Tier 2 Employees, 18 months following the date of the Eligible Employee’s Qualifying Termination event; and

(c) Tier 1 Employees, 24 months following the date of the Eligible Employee’s Qualifying Termination event.

1.25 “Termination of Employment” means a separation from service within the meaning of Treasury Regulation § 1.409A-1(h).

1.26 “Tier 1 Employee” means an Eligible Employee identified as a Tier 1 Employee on Exhibit A.

1.27 “Tier 2 Employee” means an Eligible Employee identified as a Tier 2 Employee on Exhibit B.

1.28 “Tier 3 Employee” means an Eligible Employee identified as a Tier 3 Employee on Exhibit C.

ARTICLE II

GENERAL SEVERANCE BENEFIT

2.1 Severance Benefit. Except as otherwise provided in this Section 2.1 or as set forth in an individual employment agreement or change in control agreement with an Eligible Employee that specifically supersedes such Eligible Employee’s rights to benefits pursuant to this Plan, the Plan supersedes all prior practices, policies, procedures and plans relating to severance benefits from the Company and any affiliated or predecessor entities with respect to the Eligible Employees. Unless otherwise set forth in an individual employment agreement or change in control agreement with an Eligible Employee that specifically supersedes such Eligible Employee’s rights to benefits pursuant to this Plan, the Company shall provide severance benefits as set forth in Article III to Eligible Employees that incur a Termination of Employment pursuant to the terms, conditions and limitations set forth in the Plan. If an Eligible Employee has an individual employment agreement or change in control agreement and such agreement provides for the payment of severance benefits in connection with an Eligible Employee’s Termination of Employment, to the extent the events giving rise to the Termination of Employment are covered by such individual employment agreement or change in control agreement, such individual employment agreement or change in control agreement and not this Plan shall govern the payment of severance benefits relating to such Termination of Employment covered by such individual employment agreement or change in control agreement.

ARTICLE III

SEVERANCE BENEFITS

3.1 Cash Severance Benefits.

(a) Tenured Employees. An Eligible Employee that has been employed by the Company or an affiliate of the Company for a continuous period of two or more years following the Eligible Employee’s initial hire date (a “Tenured” Employee) shall be eligible to receive a severance payment from the Company upon the Eligible Employee’s incurrence of a Qualifying Termination Event as follows:

(i) Tenured Tier 3 Employees. In the event a Tenured Tier 3 Employee incurs a Qualifying Termination Event, then the Tenured Tier 3 Employee will be entitled to receive a severance payment equal to 75% of the Eligible Employee’s Annual Compensation. For example, if the Tenured Tier 3 Employee’s Annual Base Salary is $100,000, and his Pro-Rata Annual Bonus was $25,000, the severance payment would equal $93,750 (.75 x ($100,000 + $25,000)).

(ii) Tenured Tier 2 Employees. In the event a Tenured Tier 2 Employee incurs a Qualifying Termination Event, then the Tenured Tier 2 Employee will be entitled to receive a severance payment equal to equal to 150% of the Eligible Employee’s Annual Compensation. For example, if Tenured Tier 2 Employee’s Annual Base Salary is $100,000, and his Pro-Rata Annual Bonus was $25,000, the severance payment would equal $187,500 (1.5 x ($100,000 + $25,000)).

(iii) Tenured Tier 1 Employees. In the event a Tenured Tier 1 Employee incurs a Qualifying Termination Event, then the Tenured Tier 1 Employee will be entitled to receive a severance payment equal to equal to 200% of the Eligible Employee’s Annual Compensation. For example, if Tenured Tier 1 Employee’s Annual Base Salary is $100,000, and his Pro-Rata Annual Bonus was $25,000, the severance payment would equal $250,000 (2.0 x ($100,000 + $25,000)).

(b) New Employees. An Eligible Employee that has been employed by the Company or an affiliate of the Company for a continuous period of less than two years following the Eligible Employee’s initial hire date (a “New” Employee) will be eligible to receive a pro-rata severance payment from the Company upon the New Employee’s incurrence of a Qualifying Termination Event. The pro-rata severance payment shall be calculated based upon the payments described in Section 3.1(a)(i) – (iii) above, multiplied by (x/y). For purposes of this Section 3.1(b), “x” shall mean the number of days the New Employee has been employed by the Company or an affiliate of the Company, and “y” shall mean 730. For example, an Eligible Employee hired on January 1, 2010 incurs a Qualifying Termination Event on September 30, 2011. If the New Employee is also a Tier 3 Employee with the same Annual Compensation as the Tier 3 Employee in Section 3.1(a)(i), and has been employed by the Company continuously from his hire date to his Termination of Employment, the New Employee’s pro-rata severance payment would be calculated as follows:

(.75 x ($100,000 + $25,000)) x (638/730) = $81,935

(c) Intermittent Employees. An Eligible Employee that has provided services as an Eligible Employee to the Company or an affiliate of the Company for intermittent periods of time, regardless of the aggregate time period the Eligible Employee has provided services to the Company or an affiliate of the Company (an “Intermittent” Employee), will be eligible to receive a pro-rata severance payment from the Company upon the Intermittent Employee’s incurrence of a Qualifying Termination Event. The pro-rata severance payment shall be calculated based upon the payments described in Section 3.1(a)(i) – (iii) above, multiplied by (x/y). For purposes of this Section 3.1(c), “x” shall be the number of days the Intermittent Employee has been employed by the Company or an affiliate of the Company during any continuous two year period for which “x” would be deemed to be the highest, and “y” shall be 730. For example, an Intermittent Employee has been employed by the Company during the following dates (i) January 1, 2010 to June 30, 2010; (ii) January 1, 2011 to November 30, 2012; and (iii) July 1, 2013 to September 30, 2014. The Intermittent Employee incurs a Qualifying Termination Event on September 30, 2014. If the Intermittent Employee is also a Tier 3 Employee with the same Annual Compensation as the Tier 3 Employee in Section 3.1(a)(i), the Intermittent Employee’s pro-rata severance payment would be calculated as follows:

(.75 x ($100,000 + $25,000)) x (699/730) = $89,769

The number for “x” in this example was taken from the period of time the Eligible Employee was employed between January 1, 2011 and November 30, 2012, as it was the largest number of days which were worked in any continuous two year period.

(d) Termination of Employment without a Qualifying Termination Event. In the event that an Eligible Employee incurs a Termination of Employment that is not a Qualifying Termination Event, the Eligible Employee shall not be entitled to any cash severance benefits pursuant to this Plan.

(e) Pro-Rata Annual Bonus. In addition to the payment to be made under Section 3.1(a)-(d) above, an Eligible Employee, upon an incurrence of a Qualifying Termination Event, shall receive the following additional payment equal to:

(i) Tenured Employee. For a Tenured Employee, such Tenured Employee shall receive his or her Pro-Rata Annual Bonus attributable to the year in which the Qualifying Termination Event occurs;

(ii) New Employee. For a New Employee, such New Employee shall receive an amount equal to his or her Pro-Rata Annual Bonus attributable to the year in which the Qualifying Termination Event occurs multiplied by (x/y) where, for purposes of this subsection (ii), “x” shall mean the number of days the New Employee has been employed by the Company or an affiliate of the Company, and “y” shall mean 730; and

(iii) Intermittent Employees. For Intermittent Employees, such Intermittent Employee shall receive an amount equal to Pro-Rata Annual Bonus attributable to the year in which the Qualifying Termination Event occurs multiplied by (x/y) where, for purposes of this subsection (iii), “x” shall be the number of days the Intermittent Employee has been employed by the Company or an affiliate of the Company during any continuous two year period for which “x” would be deemed to be the highest, and “y” shall be 730.

3.2 Accrued or Vested Benefits. In the event that an Eligible Employee’s employment with the Company or its successor is terminated due to the occurrence of a Qualifying Termination Event, the Company shall pay to such Eligible Employee a lump sum cash amount equal to the sum of (A) the Eligible Employee’s accrued and unpaid salary as of his date of termination plus (B) reimbursement for all expenses reasonably and necessarily incurred by the Eligible Employee (in accordance with Company policy) prior to termination in connection with the business of the Company plus (C) any accrued vacation pay, to the extent not theretofore paid plus (D) any amounts vested, but unpaid, prior to termination for annual cash performance awards (or equivalent award for annual performance) plus (E) payments for any other benefits which have vested or accrued prior to such Eligible Employee’s Termination of Employment. This amount shall be paid within ten (10) days of the Eligible Employee’s Termination of Employment, or pursuant to the time set forth in the applicable plan document from which any vested benefits shall be paid, as applicable.

3.3 Form and Timing of Cash Severance Benefit. Subject to the restrictions set forth in Section 3.6 below, cash severance benefits payable pursuant to Section 3.1 shall be paid on a once-monthly basis in substantially equal increments. The first installment payment shall be made on the 60th day following the Eligible Employee’s Termination of Employment, and thereafter monthly payments will continue in accordance with the Company’s normal payroll practices until the completion of the Eligible Employee’s applicable Severance Period. In the event that any monthly severance payments that should have been made to the Eligible Employee, but, due to the delay in payments pursuant to the Release Period (as defined in Section 3.6 below), were not paid to the Eligible Employee, such payments will be aggregated, without interest, and payable in a lump sum along with the first installment payment scheduled for the 60th day following the Eligible Employee’s Termination of Employment; provided, however, that no payments due to any Eligible Employee under this Plan shall be made following the 24-month period immediately following the Eligible Employee’s Termination of Employment.

3.4 Continued Medical Benefits. In the event an Eligible Employee incurs a Qualifying Termination Event, the Company shall reimburse the Eligible Employee an amount equal to the aggregate applicable monthly premiums required for the Eligible Employee (and the Eligible Employee’s dependents, if applicable) to continue Eligible Employee’s group health care coverage for a period of time equal to the applicable Severance Period for the Eligible Employee, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Eligible Employee elects to continue and remains eligible for these benefits under COBRA. Subject to the restrictions set forth in Section 3.6 below, the Company shall pay the Eligible Employee the amount required under this Section 3.4 on a monthly basis beginning on the 60th day following the Eligible Employee’s Termination of Employment. In the event that any payments that should have been made to the Eligible Employee, but, due to the delay in payments pursuant to the Release Period (as defined in Section 3.6 below), were not paid to the Eligible Employee, such payments will be aggregated, without interest, and payable in a lump sum along with the first monthly payment scheduled for the 60th day following the Eligible Employee’s Termination of Employment

3.5 Awards Under Equity Plans. Unless specifically excluded from the Plan under the award agreement, notwithstanding anything to the contrary in any applicable award agreement under the Equity Plans or other plan or arrangement maintained or sponsored by the Company, in the event that an Eligible Employee incurs a Qualifying Termination Event, the Eligible Employee’s outstanding awards under the Equity Plans or other plan or arrangement maintained or sponsored by the Company will receive the following treatment:

(a) All unvested stock option awards granted pursuant to the 1995 Plan, the 2004 Plan or the 2010 Plan shall be immediately forfeited without further payment to the Eligible Employee.

(b) All vested but unexercised stock option awards granted pursuant to the 1995 Plan shall remain exercisable by the Eligible Employee for a period of three months following the Eligible Employee’s Termination of Employment.

(c) All vested but unexercised stock option awards granted pursuant to the 2004 Plan or the 2010 Plan shall remain exercisable by the Eligible Employee for a period of six months following the Eligible Employee’s Termination of Employment.

(d) All unvested restricted stock awards granted pursuant to the Equity Plans shall be immediately forfeited without further payment to the Eligible Employee.

(e) Any unvested annual performance awards granted pursuant to the Equity Plans shall be immediately forfeited without further payment to the Eligible Employee.

(f) All other awards under the Equity Plans shall be immediately forfeited without further payment to the Eligible Employee

3.6 Release and Other Restrictions.

(a) Agreements. Notwithstanding any other provision in the Plan to the contrary, as consideration for receiving cash severance benefits under the Plan pursuant to Sections 3.1 and 3.4, each Eligible Employee who is otherwise entitled to receive such benefits must execute a release, along with certain protection of confidential information requirements, non-competition and non-solicitation restrictions as reasonably required by the Plan Administrator, in the form and pursuant to the procedures reasonably established by the Plan Administrator. For purposes of this Plan, the general form of release and the restrictive covenants (protection of confidential information, non-competition and non-solicitation) to be executed by an Eligible Employee prior to receiving any cash severance benefits pursuant to this Plan shall be substantially in the form as the provisions attached hereto as Exhibit D (the “Release Agreement”). Cash severance benefits shall be conditioned upon the execution, non-revocation, and delivery of a Release Agreement by Eligible Employee within 60 days of the date of Eligible Employee’s Termination of Employment (the “Release Period”). Notwithstanding the form and timing of payments noted within the Sections 3.1 or 3.4 above, in the event that the Company has not received a properly executed Release Agreement by the Eligible Employee during the Release Period, or the revocation period during which Eligible Employee is entitled to revoke such Release Agreement has not expired during such Release Period, the Eligible Employee shall not be entitled to receive any payments or benefits pursuant to this Plan. The Company shall deliver the final form of the Release Agreement for Eligible Employee’s consideration within the three day period immediately following the Eligible Employee’s Termination of Employment in order to ensure that the Eligible Employee has adequate time to complete each of the Eligible Employee’s requirements set forth herein.

(b) Violation of Agreements. If an Eligible Employee fails to properly execute and not revoke the Release Agreement during the Release Period, or the Eligible Employee chooses not to sign such an agreement for any reason, the Eligible Employee shall not be entitled to cash severance benefits under Sections 3.1 and 3.4 of the Plan. If at any time during the Eligible Employee’s Severance Period, the Plan Administrator determines that the Eligible Employee is in violation of his Release Agreement, all benefit or payment obligations of the Company under Sections 3.1 and 3.4 of the Plan shall immediately cease. The Plan Administrator, in its sole discretion, shall determine whether the Eligible Employee’s applicable violation of the Release Agreement may be cured, and the severance benefits reinstated.

3.7 Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if the Eligible Employee is considered a “specified employee” upon his Termination from Employment under such procedures as established by the Company in accordance with the Nonqualified Deferred Compensation Rules, any portion of a cash or benefit distribution made upon such a Termination from Employment that would cause the acceleration of, or an addition to, any taxes pursuant to the Nonqualified Deferred Compensation Rules may not commence earlier than six months after the date of such Termination from Employment; any payments or benefits that would be exempt from the Nonqualified Deferred Compensation Rules shall be paid in accordance with the original schedules noted in this Article III above. Therefore, in the event this Section 3.6 is applicable to the Eligible Employee, any distribution which would cause the acceleration of, or an addition to, any taxes pursuant to the Nonqualified Deferred Compensation Rules that would otherwise have been paid to the Eligible Employee within the first six months following the Termination from Employment shall be accumulated and paid to the Eligible Employee in a lump sum on the first day of the seventh month following the Termination from Employment. All subsequent distributions, if any, shall be paid in the manner otherwise specified herein.

ARTICLE IV

GENERAL PROVISIONS

4.1 Funding and Cost of Plan. The severance benefits provided herein shall be unfunded and shall be provided from the Company’s general assets. The cost of providing severance benefits under the Plan shall be borne by the Company.

4.2 Named Fiduciary. The Plan Administrator shall be the named fiduciary for purposes of ERISA.

4.3 Administration. The Plan Administrator shall be responsible for the management and control of the operation and the administration of the Plan, including without limitation, interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation of severance benefits, granting or denial of severance benefit claims, and review of claims denials. The Plan Administrator has absolute discretion in the exercise of its powers and responsibilities. To the extent the Plan Administrator delegates its responsibilities and powers as Plan Administrator, the Plan Administrator shall, without limiting any rights that the delegate may have under the Company’s charter or bylaws, applicable law or otherwise, indemnify and hold harmless each such delegate (and any other individual acting on such delegate’s behalf) against any and all expenses and liabilities arising out of such person’s administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the delegate’s own gross negligence or willful misconduct; expenses against which such delegate shall be indemnified hereunder include without limitation the amounts of any settlement, judgment, attorneys’ fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.

4.4 Plan Year. The Plan shall be administered on a calendar year basis. Accordingly, the Plan year shall be the twelve-consecutive-month period commencing January 1 of each year, except for the first Plan year, which shall commence May 4, 2010 and terminate December 31, 2010.

4.5 Amendment and Termination. Notwithstanding any provision of any other communication, either oral or written, made by the Company, by the Plan Administrator, or by any other individual or entity to Eligible Employees, to any service provider, or to any other individual or entity, the Plan Administrator reserves the absolute and unconditional right to amend the Plan from time to time on behalf of the Company, including the right to reduce or eliminate benefits provided pursuant to the provisions of the Plan as such provisions currently exist or may hereafter exist, and the right to amend prospectively or retroactively; provided, however, the Plan may not be amended to decrease benefits payable or to be provided to an Eligible Employee following that Eligible Employee’s Qualifying Termination Event. All amendments to the Plan shall be in writing and executed by a duly authorized representative of the Plan Administrator, and any oral statements or representations made by the Company, by the Plan Administrator, or any other individual or entity that alter, modify, amend, or are inconsistent with the written terms of the Plan shall be invalid and unenforceable and may not be relied upon by any Eligible Employee, Employee, beneficiary, service provider, or other individual or entity.

4.6 Successors. Any successor to the Company shall assume the Company’s obligations under the Plan. The failure of any successor to assume the Plan or any termination or amendment of the Plan that does not comply with the provisions of Section 4.5 shall be deemed to be a Qualifying Termination Event for all Eligible Employees.

4.7 Claims Procedure and Review. Claims for severance benefits under the Plan shall be made to the Plan Administrator. If a claim for severance benefits is wholly or partially denied, the Plan Administrator shall, within a reasonable period of time but no later than 90 days after receipt of the claim (or 180 days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial. Such notice shall (a) be in writing, (b) be written in a manner calculated to be understood by the claimant, (c) contain the specific reason or reasons for denial of the claim, (d) refer specifically to the pertinent Plan provisions upon which the denial is based, (e) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), and (f) describe the Plan’s claim review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of the ERISA, following an adverse benefit determination on review. Within 60 days of the receipt by the claimant of this notice, the claimant may file a written appeal with the Plan Administrator. In connection with the appeal, the claimant may review Plan documents and may submit written issues and comments. The Plan Administrator shall deliver to the claimant a written decision on the appeal promptly, but not later than 60 days after the receipt of the claimant’s appeal (or 120 days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing). Such decision shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) include specific reasons for the decision, (iv) refer specifically to the Plan provisions upon which the decision is based, (v) state that the claimant is entitled to receive, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits, and (vi) a statement of the Participant’s right to bring an action under section 502(a) of ERISA. If special circumstances require an extension, up to 180 or 120 days, whichever applies, the Plan Administrator shall send written notice of the extension prior to the expiration of such time period. This notice shall indicate the special circumstances requiring the extension and state when the Plan Administrator expects to render the decision.

4.8 Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any person, to be consideration for the employment of any person, or to have any impact whatsoever on the at-will employment relationship between the Company and the Eligible Employees. Nothing in the Plan shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time. Nothing in the Plan shall be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person’s right to terminate employment at any time.

4.9 Governing Law. This Plan shall be interpreted under the laws of the State of Delaware except to the extent preempted by federal law.

4.10 Gender; Number. Wherever appropriate herein, the masculine, neuter, and feminine genders shall be deemed to include each other, and the plural shall be deemed to include the singular and vice versa.

4.11 Offer to Rehire. Notwithstanding any Plan provisions to the contrary, any installment severance benefits payable to a person under Sections 3.1 and 3.4 of the Plan shall terminate if and when the person is offered re-employment with the Company, or its subsidiaries or affiliates and:

(a) Eligible Employee’s authority, duties or responsibilities with the Company (or any affiliate of Company or any successor thereof) are materially consistent with Eligible Employee’s prior position with the Company (or any affiliate of Company or any successor thereof) and the nature or status of Eligible Employee’s responsibilities or the conditions of Eligible Employee’s employment are materially consistent with those of the Eligible Employee in effect immediately prior to the Eligible Employee’s Termination of Employment;

(b) Eligible Employee’s annualized cash and benefits compensation opportunity, which shall include Eligible Employee’s base compensation, Eligible Employee’s annual target bonus opportunity and Eligible Employee’s aggregate employee benefits, shall be materially the same as in effect immediately prior to Eligible Employee’s Termination of Employment; and

(c) the Eligible Employee’s office or location which would not increase his daily commute distance by more than 50 miles (one-way) from the location at which the Eligible Employee normally performed Eligible Employee’s services immediately prior to the Termination of Employment, except for travel reasonably required in the performance of the Eligible Employee’s responsibilities or the Eligible Employee being required to travel away from the his office in the course of discharging the his responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of the Eligible Employee prior to the Termination of Employment.

4.12 Overpayment. If, due to mistake or any other reason, a person receives severance benefits under this Plan in excess of what the Plan provides, that person shall repay the overpayment to the Company in a lump sum within 30 days of notice of the amount of overpayment. If that person fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other amounts which become payable to that person under the Plan or otherwise.

4.13 Headings. The headings of the Articles and Sections are included solely for convenience. If the headings and the text of the Plan conflict, the text shall control. All references to Articles and Sections are to the Plan unless otherwise indicated.

4.14 Severability. If any provision of the Plan is held to be illegal or invalid for any reason, that holding shall not affect the remaining provisions of the Plan. Instead, the Plan shall be construed and enforced as if such illegal or invalid provision had not been contained herein.

4.15 Mitigation. An Eligible Employee will not be required to mitigate the amount of any payment required hereunder.

4.16 Withholding. The Company may withhold from any amounts payable under the Plan any federal, state or local taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

4.17 Benefits are Not Insured. The Plan is a severance plan. The Pension Benefits Guaranty Corporation under Title IV of ERISA does not insure benefits under this Plan.

4.18 ERISA Rights.

As a participant in the Plan, Eligible Employees are entitled to certain rights and protections under ERISA, which provides that all Plan participants shall be entitled to:

(a) Examine without charge, at the Plan Administrator’s office and at other specified locations such as worksites, all Plan documents, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports.

(b) Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

(c) To the extent applicable, receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes obligations upon the people who are responsible for the operation of employee benefit plans. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Eligible Employees and beneficiaries. No one, including the Company, may fire an Eligible Employee or otherwise discriminate against the Eligible Employee in any way to prevent the Eligible Employee from obtaining benefits or exercising his or her rights under ERISA.

If a claim for a severance benefit is denied in whole or in part, an Eligible Employee has the right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps an Eligible Employee can take to enforce the above rights. For instance, if an Eligible Employee requests materials from the Plan Administrator and does not receive them within 30 days, the Eligible Employee may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Eligible Employee up to $110 a day until the Eligible Employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If an Eligible Employee’s claim for severance benefits is denied or ignored, in whole or in part, the Eligible Employee may file suit in a state or federal court. If an Eligible Employee is discriminated against for asserting his or her rights, the Eligible Employee may seek assistance from the U.S. Department of Labor, or file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Eligible Employee is successful, the court may order the person sued by the Eligible Employee to pay the costs and fees. If the Eligible Employee loses, the court may order the Eligible Employee to pay the costs and fees (for example, if it finds that the Eligible Employee’s claim is frivolous).

If an Eligible Employee has any questions about this Plan, the Eligible Employee should contact the Plan Administrator. If an Eligible Employee has any questions about this statement or about his or her rights under ERISA, or if an Eligible Employee needs assistance in obtaining documents from the Plan Administrator, he or she should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210. An Eligible Employee may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

4.19 Additional Information.

Plan Name:	MetroPCS Communications, Inc. Severance Pay Plan portion of the MetroPCS Wireless, Inc. Employee Welfare Benefit Plan

Plan Year:	January 1 through December 31

Type of Plan:	Welfare Plan—Severance Plan

Plan No.:	502

Plan Sponsor:	MetroPCS Communications, Inc. 2250 Lakeside Boulevard Richardson, Texas 75082 Employer I.D. Number: 75-2694973

Plan Administrator:	MetroPCS Communications, Inc. 2250 Lakeside Boulevard Richardson, Texas 75082 Telephone Number: (214) 570-5800

The Plan is administered by the Compensation Committee of the Board.

Funding Medium:	Plan severance benefits are paid from general assets of the Company.

Agent for Legal Service of Legal Process:	The Plan Administrator. Process may be served at the address specified above.

IN WITNESS WHEREOF, MetroPCS Communications, Inc. has executed this MetroPCS Communications, Inc. Severance Pay Plan, effective as of May 4, 2010.

METROPCS COMMUNICATIONS, INC.

By:

Name:

Title:

EXHIBIT A

Tier 1 Employees

1.	Roger D. Linquist, President and Chief Executive Officer

A-1

EXHIBIT B

Tier 2 Employees

All EVPs, SVPs and VP Direct Reports to the President/CEO

B-1

EXHIBIT C

Tier 3 Employees

All other VPs

C-1

EXHIBIT D

Form of Agreement and Release

This Agreement and Release (“Release”) is entered into between the undersigned employee (“Employee”), and MetroPCS Communications, Inc., a Delaware corporation (the “Company”), in connection with the MetroPCS Communications, Inc. Severance Pay Plan (the “Plan”). Employee shall have sixty (60) days to consider, execute and deliver this Release to the Company; such sixty (60) day period shall also include the lapse of the revocation period noted within this Release or any other statutory revocation period for the Release provided to Employee by law. By executing this Release, Employee agrees that sixty (60) days is a reasonable amount of time to carry out and allow for each of the above-described actions. While Employee may execute and deliver this Release to the Company at any time during such sixty (60) day period, Employee acknowledges that payment shall be received or commenced, as applicable and if any, at the time set forth in Section 2 of this Release.

1.	Definitions

(a) “Released Parties” means the Company and its past, present and future parents, subsidiaries, divisions, successors, predecessors, employee benefit plans and affiliated or related companies, and also each of the foregoing entities’ past, present and future owners, officers, directors, stockholders, investors, partners, managers, principals, members, committees, administrators, sponsors, executors, trustees, fiduciaries, employees, agents, assigns, representatives and attorneys, in their personal and representative capacities. Each of the Released Parties is an intended beneficiary of this Release.

(b) “Claims” means all theories of recovery of whatever nature, whether known or unknown, recognized by the law or equity of any jurisdiction. It includes, but is not limited to, any and all actions, causes of action, lawsuits, claims, complaints, petitions, charges, demands, liabilities, indebtedness, losses, damages, rights and judgments in which Employee has had or may have an interest. It also includes but is not limited to any claim for wages, benefits or other compensation; provided, however that nothing in this Release will affect Employee’s entitlement to benefits pursuant to the terms of any employee benefit plan (as defined in the Employee Retirement Income Security Act of 1974, as amended) sponsored by the Company in which Employee is a participant or any Plan. The term Claims also includes but is not limited to claims asserted by Employee or on Employee’s behalf by some other person, entity or government agency.

(c) Other capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Plan.

2.	Consideration and Conditions to Payment

The Company agrees to pay Employee the consideration set forth in Sections 3.1 and 3.4 of the Plan. The Company will make this payment to Employee, or commence making payments to Employee, as applicable, on the sixtieth (60th) day following Employee’s Termination of Employment, provided that Employee has satisfied all requisite conditions to receive such payment as noted within this Release and the Plan. Employee acknowledges that the payment that the Company will make to Employee under this Release is in addition to anything else of value to which Employee is entitled and that the Company is not otherwise obligated to make this payment to Employee.

3.	Release of Claims

(a) In consideration of the payments to be made under Sections 3.1 and 3.4 of the Plan, Employee, on behalf of himself and Employee’s heirs, executors, administrators, legal representatives, successors, beneficiaries, and assigns, unconditionally release and forever discharge the Released Parties from, and waive, any and all Claims that Employee has or may have against any of the Released Parties arising from Employee’s employment with the Company, the termination thereof, and any other acts or omissions occurring on or before the date Employee signs this Release.

(b) The release set forth in Paragraph 3(a) includes, but is not limited to, any and all Claims under (i) the common law (tort, contract or other) of any jurisdiction; (ii) the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and any other federal, state and local statutes, ordinances, employee orders and regulations prohibiting discrimination or retaliation upon the basis of age, race, sex, national original, religion, disability, or other unlawful factor; (iii) the National Labor Relations Act; (iv) the Employee Retirement Income Security Act; (v) the Family and Medical Leave Act; (vi) the Fair Labor Standards Act; (vii) the Equal Pay Act; (viii) the Worker Adjustment and Retraining Notification Act; and (ix) any other federal, state or local law.

(c) In furtherance of this Release, Employee promises not to bring any Claims against any of the Released Parties in or before any court or arbitral authority.

4.	Acknowledgment

Employee acknowledge that, by entering into this Release, the Company does not admit to any wrongdoing in connection with Employee’s employment or termination, and that this Release is intended as a compromise of any Claims Employee has or may have against the Released Parties. Employee further acknowledges that Employee has carefully read this Release and understands its final and binding effect, has had a reasonable amount of time to consider it, has been advised to seek, and has had the opportunity to seek, the advice of legal counsel of Employee’s choosing, and is entering this Release voluntarily. In addition, Employee hereby certifies his understanding that Employee may revoke the Release by providing written notice thereof to the Company within seven (7) days following execution of the Release and that, upon such revocation, this Release will not have any further legal effect.

5.	Covenant Not to Compete

(a) In consideration of the payment to be made to Employee pursuant to Sections 3.1 and 3.4 of the Plan, for a period commencing on the Termination Event and terminating at the end of the Severance Period following the Termination Event, Employee shall refrain from providing any form of consulting, employment or assistance to the entities or persons set forth on Schedule 1 to this Agreement (or their successors)(“MetroPCS Competitors”); provided, however, that Employee may consult with, or provide services or assistance to, an entity or person set forth on Schedule 1 to this Agreement (or their successors) other than as an employee, officer, or director of such entity or person so long as such services or assistance does not involve, and will not result in, the use or disclosure of Confidential Information.

(b) If Employee materially breaches Section 5(a), the parties agree that it would be difficult to calculate the damages associated with such breach. Accordingly, if Employee materially breaches Section 5(a), as liquidated damages and not as a penalty and as Company’s sole and exclusive damages for such breach, the Company shall be entitled to cease providing any future cash severance benefits pursuant to Sections 3.1 and 3.4 of the Plan.

(c) Employee may terminate his obligations under Section 5(a) at any time upon prior written notice to the Company and the Company shall be entitled to immediately cease providing the cash severance benefits to Employee pursuant to Sections 3.1 and 3.4 of the Plan.

6.	Certain Covenants by the Employee

(a) Protection of Confidential Information. The Employee acknowledges that in the course of his employment with the Company, the Employee has obtained confidential, proprietary and/or trade secret information of the Company, relating to, among other things, (i) programs, strategies, information or materials related to the business, services, manner of operation and activities of the Company, (ii) customers, suppliers, dealers, distributors, clients or prospects of the Company, (iii) computer hardware or software used in the course of the Company business, (iv) marketing strategies or other activities of the Company from or on behalf of any of its clients, (v) business plans, business strategies, and employee names and information, (vi) trade secrets, patent applications, and other intellectual property of the Company, and (vii) customer proprietary network information and personal information of directors, officers, employees, customers, agents, suppliers or contractors (hereinafter collectively referred to as “Confidential Information”); provided, however, that, for purposes of this Agreement, the term Confidential Information shall not include any information that (i) was publicly known at the time of disclosure to Employee, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company or any of its Affiliates by any person or entity; or (iii) is lawfully disclosed to Employee by a third party. The Employee recognizes that such Confidential Information has been developed by the Company at great expense; is a valuable, special and unique asset of the Company which it uses in its business to obtain competitive advantage over its competitors; is and shall be proprietary to the Company; is and shall remain the exclusive property of the Company; is not to be transmitted to any other person, entity or thing; and, is not to be used by Employee except in the course of carrying our Employee’s duties and responsibilities of employment with the Company or its Affiliates. Accordingly, as a material inducement to the Company to enter into this Agreement with the Employee and in partial consideration for the compensation payable hereunder to the Employee, the Employee hereby:

(i) warrants and represents that he has not disclosed, copied, disseminated, shared or transmitted any Confidential Information to any person, firm, corporation or entity for any reason or purpose whatsoever, except in the course of carrying out the Employee’s duties and responsibilities of employment with the Company or its Affiliates;

(ii) agrees to not disclose, copy, disseminate, share or transmit any Confidential Information in the future using the same degree of care Employee uses for his own confidential information of similar importance, but in no event less than a reasonable standard of care;

(iii) agrees not to make use of any Confidential Information for his own purposes or for the benefit of any person, firm, corporation or other entity, except that, in the course of carrying out the Employee’s duties and responsibilities of employment, the Employee may use Confidential Information for the benefit of any Affiliate of the Company;

(iv) warrants and represents that all Confidential Information in his possession, custody or control that is or was a property of the Company has been or shall be returned to the Company by or on the date of the Employee’s termination; and

(v) agrees that he will not reveal, or cause to be revealed, this Agreement or its terms to any third party (other than the Employee’s attorney, tax advisor, or spouse), except as required by law.

The Employee’s covenants in this Section 6(a) of this Agreement are in addition to, and do not supercede, the Employee’s obligations under any confidentiality, invention or trade secret agreements executed by the Employee, or any laws protecting the Company’s Confidential Information and, unless a longer period of time is required under applicable law, Employee’s obligations under this Section 6(a) shall terminate two (2) years after a Change in Control.

(b) Non-Solicitation. For a period commencing on the Termination Event and terminating at the end of the Severance Period, Employee shall not, either on Employee’s own account or jointly with or as a manager, agent, employee, consultant, general partner, joint venture, majority owner or controlling shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit for employment any person who is an employee or officer of the Company or its Affiliates and successors at the time of solicitation; provided, however, that a general advertisement to which an employee or officer of the Company, its Affiliates of their successors responds shall in no event be deemed to result in a breach of this Section 6(b).

(c) Breach of Covenants. The Employee acknowledges that the restrictions contained in Sections 6(a) and 6(b) of this Agreement correctly set forth the understanding of the parties at the time this Agreement is entered into, are reasonable and necessary to protect the legitimate interests of the Company. The Employee also acknowledges that any breach of Sections 6(a) and 6(b) of this Agreement will cause substantial injury to the Company for which money damages will not be an adequate remedy. In the event of any such breach, the Company shall be entitled, in addition to any other remedy, to seek a preliminary or permanent injunctive relief without the requirement to post a bond. If any court having jurisdiction shall find that any part of the restrictions set forth in this Agreement are unreasonable in any respect, it is the intent of the parties that the restrictions set forth herein shall not be terminated, but that this Agreement shall remain in full force and effect to the extent (as to time periods and other relevant factors) that the court shall find reasonable.

7.	Applicable Law

This Release shall be construed and interpreted pursuant to the laws of the State of Delaware without regard to its choice of law rules.

8.	Severability

Each part, term, or provision of this Release is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term, or provision is invalid, void, or unenforceable, this Release has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby. If any part, term, or provision is so found invalid, void or unenforceable, the applicability of any such part, term, or provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth below.

METROPCS COMMUNICATIONS, INC.	EMPLOYEE

By:	By:
Name:	Name:
Title:	Date:
Date:

Schedule 1

to

Agreement and Release

•	AT&T Wireless

•	Boost Mobile

•	Leap Wireless International, Inc.

•	Sprint Nextel

•	T-Mobile USA

•	Tracfone

•	Verizon Wireless